Exhibit 99.11

Opinion and Consent of Goodwin Procter LLP

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

901 New York Avenue, NW

Washington, D.C. 20001

August 25, 2009

Advanced Series Trust
Gateway Center Three
100 Mulberry Street
Newark, New Jersey  07102

Re:	Advanced Series Trust
Registration Statement on Form N-14
File Nos. 333-160817 and 811-05186

Ladies and Gentlemen:

As counsel to Advanced Series Trust, a Massachusetts business trust (the “Trust”), we have been asked to render our opinion with respect to the issuance of shares of beneficial interest, $0.001 par value per share (the “Shares”), each share representing an interest in AST PIMCO Total Return Bond Portfolio, a series of the Trust. The Shares will be issued and sold pursuant to an Agreement and Plan of Reorganization dated as of June 26, 2009 (the “Agreement”) between the Trust and The Prudential Series Fund, as described in the prospectus and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on representations in the Agreement and a certificate of an officer of the Trust.  We also have assumed that the Shares will be issued and sold in accordance with the terms and conditions set forth in the Agreement and in any event for not less than the par value per Share, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit 11 to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

Goodwin Procter LLP